UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report: (Date of earliest event reported)	July 27, 2009

CORNING INCORPORATED

(Exact name of registrant as specified in its charter)

New York (State or other jurisdiction of incorporation)	1-3247 (Commission File Number)	16-0393470 (I.R.S. Employer Identification No.)

One Riverfront Plaza, Corning, New York (Address of principal executive offices)	14831 (Zip Code)

(607) 974-9000

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02. Results of Operations and Financial Condition

The Corning Incorporated press release dated July 27, 2009 regarding its financial results for the second quarter ended June 30, 2009 is attached hereto as Exhibit 99.

The information in this report, being furnished pursuant to Item 2.02 of Form 8-K, shall not be deemed to be “filed” for purposes of Section 18 of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that Section, and is not incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such filing.

Item 9.01. Financial Statements and Exhibits

(d)	Exhibit

99	Press Release dated July 27, 2009, issued by Corning Incorporated.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CORNING INCORPORATED
Registrant

Date: July 27, 2009	By	/s/ R. TONY TRIPENY
R. Tony Tripeny
Senior Vice President & Corporate Controller

Exhibit 99

FOR RELEASE — JULY 27, 2009

Media Relations Contact:	Investor Relations Contact:
Daniel F. Collins	Kenneth C. Sofio
(607) 974-4197	(607) 974-7705
collinsdf@corning.com	sofiokc@corning.com

Corning Announces Second-Quarter Results

Company experiences substantial LCD volume growth

Q3 glass demand expected to remain strong

CORNING, N.Y. — Corning Incorporated (NYSE:GLW) today announced its results for the second quarter of 2009, as well as its expectations for the third quarter.

Second-Quarter Highlights

•	Sales were $1.4 billion, up 41% sequentially.
•	Earnings per share were $0.39. Excluding special items, EPS was $0.39,* an increase of 290% sequentially.
•

Display Technologies combined glass volume, including Corning’s wholly owned business and Samsung Corning Precision Glass Co., Ltd. (SCP), increased 66% sequentially. Volume in the company’s wholly owned business improved by 101% sequentially, while SCP’s volume increased by 50%.

•	Gross margin was 41%, an increase over first-quarter gross margin of 27%.
•	Equity earnings increased 85% over the previous quarter.

Quarter Two Financial Comparisons

	Q2 2009	Q1 2009	% Change	Q2 2008	% Change
Net Sales in millions	$1,395	$989	41%	$1,692	(18%)
Net Income in millions	$611	$14	4264%	$3,211	(81%)
Non-GAAP Net Income
in millions*	$614	$150	309%	$782	(21%)
GAAP EPS	$0.39	$0.01	3800%	$2.01	(81%)
Non-GAAP EPS*	$0.39	$0.10	290%	$0.49	(20%)

*These are non-GAAP financial measures. The reconciliation between GAAP and non-GAAP measures is provided in the tables following this news release, as well as on the company’s investor relations Web site.

“Global LCD television retail sales continue to be resilient during these challenging economic times,” said Wendell P. Weeks, chairman and chief executive officer. “This gave confidence to the LCD supply chain to rebuild inventory during the second quarter.”

(more)

Corning Announces Second-Quarter Results

Page Two

Weeks noted that Corning initially met the increased second-quarter demand by working off its inventory supply, “but as demand continued to rise, we restarted some idled glass melting capacity to help meet the industry’s increased appetite. We saw glass volume increase by 101% at our wholly owned business and by 50% at Samsung Corning Precision quarter-over-quarter,” he said. “Additionally, we saw growth in our other businesses and improvement in equity earnings from Dow Corning Corporation in the second quarter.”

Second-Quarter Segment Results

Sales in the Display Technologies segment were $673 million, an 89% increase sequentially. As expected, price declines in the second quarter were modest. Display sales were negatively impacted by foreign exchange rate movements this quarter.

Telecommunications segment sales were $437 million, an increase of 14% over the previous quarter. Corning again experienced strong demand for optical fiber and cable in China. In North America, the company saw increased demand for its fiber-to-the-home products.

Environmental Technologies segment sales were $132 million, an increase of 20%, driven primarily by improved automotive product sales in Germany, China, and the U.S. The company said that U.S. automotive product demand was likely driven by a necessary replenishment of the supply chain during the quarter, rather than an increase in auto production. Government incentive programs contributed to the sales increases in Germany and China in the second quarter.

Specialty Materials segment sales were $71 million, up $11 million over the first quarter, due primarily to continued adoption of Gorilla™ glass by notebook and portable electronic device makers.

Corning’s equity earnings were $361 million, a considerable increase over first-quarter equity earnings of $195 million. Equity earnings from Dow Corning Corporation were $58 million versus $5 million in the first quarter, which included $29 million for Corning’s share of a restructuring charge at Dow Corning. Equity earnings from Samsung Corning Precision were $294 million in the second quarter, compared to $187 million in the first quarter. Volume increased 50% over the previous quarter and sequential glass price declines were minor.

Looking Forward

“The resurgent demand for LCD glass is propelling us to restore much of our previously idled production capacity as quickly as possible to meet our customers’ needs,” said James B. Flaws, vice chairman and chief financial officer. “Approximately 40% of our second-quarter shipments came from existing inventory. We need to- and have- restarted tanks to replace this inventory drawdown to meet third-quarter demand. We believe our third-quarter glass shipments will be flat to up slightly, compared to the very strong second-quarter level.” Flaws reiterated that Corning expects third-quarter glass substrate prices to be even with those of the second quarter.

(more)

Corning Announces Second-Quarter Results

Page Three

Flaws said that supply chain inventories at the end of the second quarter have been rebuilt to levels similar to the end of 2008, as the industry prepares for a seasonally stronger second half of the year. “We estimate that current inventory supplies are 16% less than the second quarter last year, compared to retail demand that has been running approximately 15% ahead of a year ago. Retail demand is forecasted to continue growing at double-digit rates in the back half of this year. This comparison gives us some comfort about the outlook for the remainder of the year. However, the pace of economic recovery remains uncertain and we are being cautious about the amount of capacity we are restarting for the fourth quarter and for early 2010. As we receive more clarity from our customers on their fourth-quarter outlook, we will make decisions on our fourth-quarter capacity levels.”

“We have increased our forecast for LCD glass market volume in 2009 due to the vitality of LCD TV sales in the first half of the year. We now estimate that total yearly volume will be around 2.3 billion square feet, or about 15% growth over last year,” he said. Corning originally expected annual glass volume to be 2 billion square feet and early last quarter revised it upward to a range of 2.1 billion to 2.2 billion square feet.

The company expects to see continued improvement in equity earnings from Dow Corning, noting that silicone orders have been improving month by month, and volumes at Hemlock Semiconductor, Dow Corning’s consolidated subsidiary corporation, should remain strong.

“As we enter the second half of the year, we are seeing signs that the impact of the global recession on our businesses may be moderating. That said, questions pertaining to the pace of economic recovery remain. While we do not currently believe another corporate-wide downsizing will be necessary, we are looking at specific business unit restructuring needs,” Flaws said. “We don’t expect the global auto industry and U.S. truck market to rebound quickly. As a result, we are evaluating further cost reductions in our Environmental Technologies segment later this quarter, which may result in restructuring charges in the back half of the year.”

“We are also working to align the level of the company’s research, development, and engineering spending with our future revenue estimates in what may be a relatively slow economic recovery. As a result, restructuring charges in this area are also possible in the fourth quarter,” Flaws noted.

Flaws added that the company expects its 2009 tax rate to be between zero and 3%. “Looking ahead to 2010, we feel that our tax rate could be around 10%. However, given unknowns in the rate of economic recovery and uncertainty regarding potential changes to the U.S. tax code, our 2010 rate could be significantly different,” he said.

The company said 2009 capital expenditures are forecasted to be approximately $1.1 billion. In 2010, capital expenditures are expected to be around $600 million.

(more)

Corning Announces Second-Quarter Results

Page Four

Flaws concluded, “LCD TVs have become the product of choice for consumers and the speed at which they are replacing CRT models is accelerating. This technology substitution is expected to fuel the LCD glass market for several years to come. Telecommunications carriers worldwide continue to invest in broadband network expansions, and we are seeing rapid acceptance of our Gorilla™ glass as a cover glass for many handheld and computer applications. These are promising signs that our businesses are poised for future growth.”

Second-Quarter Conference Call Information

The company will host a second-quarter conference call on Monday, July 27 at 8:30 a.m. ET. To access the call, dial (800) 553-0288 or international access call (612) 332-0636 approximately 10-15 minutes prior to the start of the call. The password is ‘QUARTER TWO’. The host is ‘SOFIO’. To listen to a live audio webcast of the call, go to Corning’s Web site at www.corning.com/investor_relations and click Investor Events on the left. A replay will be available beginning at 10:30 a.m. ET and will run through 5:00 p.m. ET, Monday, Aug. 10, 2009. To listen, dial (800) 475-6701 or international access call (320) 365-3844. The access code is 106323. The webcast will be archived for one year following the call.

Presentation of Information in this News Release

Non-GAAP financial measures are not in accordance with, or an alternative to, GAAP. Corning’s non-GAAP net income and EPS measures exclude restructuring, impairment and other charges and adjustments to prior estimates for such charges. Additionally, the company’s non-GAAP measures exclude adjustments to asbestos settlement reserves, gains and losses arising from debt retirements, charges or credits arising from adjustments to the valuation allowance against deferred tax assets, equity method charges resulting from impairments of equity method investments or restructuring, impairment or other charges taken by equity method companies and gains from discontinued operations. The company believes presenting non-GAAP net income and EPS measures is helpful to analyze financial performance without the impact of unusual items that may obscure trends in the company’s underlying performance. Reconciliation of these non-GAAP measures can be found on the company’s Web site by going to www.corning.com/investor_relations and clicking Financial Reports on the left. Reconciliation also accompanies this news release.

(more)

Corning Announces Second-Quarter Results

Page Five

Forward-Looking and Cautionary Statements

This press release contains “forward-looking statements” (within the meaning of the Private Securities Litigation Reform Act of 1995), which are based on current expectations and assumptions about Corning’s financial results and business operations, that involve substantial risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include: the effect of global political, economic and business conditions; conditions in the financial and credit markets; currency fluctuations; tax rates; product demand and industry capacity; competition; reliance on a concentrated customer base; manufacturing efficiencies; cost reductions; availability of critical components and materials; new product commercialization; pricing fluctuations and changes in the mix of sales between premium and non-premium products; new plant start-up or restructuring costs; possible disruption in commercial activities due to terrorist activity, armed conflict, political instability or major health concerns; adequacy of insurance; equity company activities; acquisition and divestiture activities; the level of excess or obsolete inventory; the rate of technology change; the ability to enforce patents; product and components performance issues; stock price fluctuations; and adverse litigation or regulatory developments. These and other risk factors are detailed in Corning’s filings with the Securities and Exchange Commission. Forward-looking statements speak only as of the day that they are made, and Corning undertakes no obligation to update them in light of new information or future events.

About Corning Incorporated

Corning Incorporated (www.corning.com) is the world leader in specialty glass and ceramics. Drawing on more than 150 years of materials science and process engineering knowledge, Corning creates and makes keystone components that enable high-technology systems for consumer electronics, mobile emissions control, telecommunications and life sciences. Our products include glass substrates for LCD televisions, computer monitors and laptops; ceramic substrates and filters for mobile emission control systems; optical fiber, cable, hardware & equipment for telecommunications networks; optical biosensors for drug discovery; and other advanced optics and specialty glass solutions for a number of industries including semiconductor, aerospace, defense, astronomy and metrology.

###

CORNING INCORPORATED AND SUBSIDIARY COMPANIES

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited; in millions, except per share amounts)

	Three months ended June 30,		Six months ended June 30,

	2009	2008	2009	2008

Net sales	$1,395	$1,692	$2,384	$3,309
Cost of sales	820	840	1,539	1,613

Gross margin	575	852	845	1,696

Operating expenses:
Selling, general and administrative expenses	211	260	418	502
Research, development and engineering expenses	136	163	287	314
Amortization of purchased intangibles	2	3	5	5
Restructuring, impairment and other charges and (credits)			165	(1)
Asbestos litigation charge (credit) (Note 1)	5	9	9	(318)

Operating income (loss)	221	417	(39)	1,194

Equity in earnings of affiliated companies	361	367	556	679
Interest income	5	22	12	52
Interest expense	(20)	(15)	(34)	(33)

Other-than-temporary impairment (OTTI) losses:
Total OTTI losses	(14)		(14)
Portion of OTTI losses recognized in other comprehensive income (before taxes)	13		13
Net OTTI losses recognized in earnings	(1)		(1)

Other income, net	41	39	61	41

Income before income taxes	607	830	555	1,933
Benefit for income taxes	4	2,381	70	2,307

Net income attributable to Corning Incorporated	$611	$3,211	$625	$4,240

Earnings per common share attributable to Corning Incorporated:
Basic (Note 2)	$0.39	$2.05	$0.40	$2.71
Diluted (Note 2)	$0.39	$2.01	$0.40	$2.65

Dividends declared per common share	$0.05	$0.05	$0.10	$0.10

See accompanying notes to these financial statements.

Certain amounts for 2008 were reclassified to conform to the 2009 presentation.

CORNING INCORPORATED AND SUBSIDIARY COMPANIES

CONSOLIDATED BALANCE SHEETS

(Unaudited; in millions, except per share amounts)

	June 30, 2009	December 31, 2008

Assets

Current assets:
Cash and cash equivalents	$2,234	$1,873
Short-term investments, at fair value	841	943
Total cash, cash equivalents and short-term investments	3,075	2,816
Trade accounts receivable, net of doubtful accounts and allowances	790	512
Inventories	647	798
Deferred income taxes	128	158
Other current assets	388	335
Total current assets	5,028	4,619

Investments	3,168	3,056
Property, net of accumulated depreciation	7,885	8,199
Goodwill and other intangible assets, net	299	305
Deferred income taxes	3,080	2,932
Other assets	144	145

Total Assets	$19,604	$19,256

Liabilities and Equity

Current liabilities:
Current portion of long-term debt	$80	$78
Accounts payable	502	846
Other accrued liabilities	949	1,128
Total current liabilities	1,531	2,052

Long-term debt	1,938	1,527
Postretirement benefits other than pensions	766	784
Other liabilities	1,517	1,402
Total liabilities	5,752	5,765

Commitments and contingencies
Shareholders’ equity:
Common stock – Par value $0.50 per share; Shares authorized: 3.8 billion; Shares issued: 1,613 million and 1,609 million	807	804
Additional paid-in capital	12,619	12,502
Retained earnings	2,409	1,940
Treasury stock, at cost; Shares held: 63 million and 61 million	(1,204)	(1,160)
Accumulated other comprehensive loss	(828)	(643)
Total Corning Incorporated shareholders’ equity	13,803	13,443
Noncontrolling interests	49	48
Total equity	13,852	13,491

Total Liabilities and Equity	$19,604	$19,256

See accompanying notes to these financial statements.

Certain amounts for 2008 were reclassified to conform to the 2009 presentation.

CORNING INCORPORATED AND SUBSIDIARY COMPANIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited; in millions)

	Three months ended June 30,		Six months ended June 30,

	2009	2008	2009	2008
Cash Flows from Operating Activities:
Net income	$611	$3,211	$625	$4,240
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	184	162	359	319
Amortization of purchased intangibles	2	3	5	5
Asbestos litigation	5	9	9	(318)
Restructuring, impairment and other charges (credits)			165	(1)
Stock compensation charges	32	37	67	78
Undistributed earnings of affiliated companies	(345)	(239)	(137)	(400)
Deferred tax benefit	(20)	(2,471)	(139)	(2,473)
Restructuring payments	(42)	(3)	(54)	(10)
Customer deposits, net of (credits) issued	(62)	(71)	(165)	(137)
Employee benefit payments less than (in excess of) expense	17	11	34	(37)
Changes in certain working capital items:
Trade accounts receivable	(170)	4	(281)	(46)
Inventories	99	(41)	138	(73)
Other current assets	(19)	(31)	(42)	(52)
Accounts payable and other current liabilities, net of restructuring payments	68	135	(21)	(89)
Other, net	8	(26)	69	(21)
Net cash provided by operating activities	368	690	632	985

Cash Flows from Investing Activities:
Capital expenditures	(215)	(397)	(491)	(864)
Net proceeds from sale or disposal of assets	3	2	15	2
Short-term investments – acquisitions	(301)	(470)	(405)	(1,194)
Short-term investments – liquidations	274	324	516	1,140
Net cash used in investing activities	(239)	(541)	(365)	(916)

Cash Flows from Financing Activities:
Net repayments of short-term borrowings and current portion of long-term debt	(3)	(3)	(66)	(12)
Proceeds from issuance of long-term debt, net	346		346
Principal payments under capital lease obligations			(9)
Proceeds from issuance of common stock, net	7	11	12	15
Proceeds from the exercise of stock options	3	56	4	74
Repurchase of common stock		(63)		(125)
Dividends paid	(78)	(80)	(156)	(158)
Other, net	2	2	3
Net cash provided by (used in) financing activities	277	(77)	134	(206)
Effect of exchange rates on cash	48	(21)	(40)	96
Net increase (decrease) in cash and cash equivalents	454	51	361	(41)
Cash and cash equivalents at beginning of period	1,780	2,124	1,873	2,216

Cash and cash equivalents at end of period	$2,234	$2,175	$2,234	$2,175

Certain amounts for 2008 were reclassified to conform with the 2009 presentation.

CORNING INCORPORATED AND SUBSIDIARY COMPANIES

SEGMENT RESULTS

(Unaudited; in millions)

Our reportable operating segments include Display Technologies, Telecommunications, Environmental Technologies, Specialty Materials and Life Sciences.

	Display Technologies	Telecom- munications	Environmental Technologies	Specialty Materials	Life Sciences	All Other	Total
Three months ended June 30, 2009
Net sales	$673	$437	$132	$71	$81	$1	$1,395
Depreciation (1)	$109	$33	$25	$12	$4	$3	$186
Amortization of purchased intangibles		$2					$2
Research, development and engineering expenses (2)	$19	$24	$27	$12	$2	$34	$118
Equity in earnings of affiliated companies	$284		$2			$16	$302
Income tax (provision) benefit (3)	$(94)	$(14)	$14	$9	$(8)	$18	$(75)
Net income (loss) (4)	$555	$18	$(9)	$(10)	$9	$(5)	$558

Three months ended June 30, 2008
Net sales	$809	$477	$209	$104	$87	$6	$1,692
Depreciation (1)	$92	$31	$24	$7	$4	$3	$161
Amortization of purchased intangibles		$3					$3
Research, development and engineering expenses (2)	$29	$25	$32	$11	$2	$42	$141
Equity in earnings of affiliated companies	$247		$1			$19	$267
Income tax provision	$(64)	$(2)	$(2)		$(1)	$(1)	$(70)
Net income (loss) (4)	$685	$23	$28	$4	$16	$(37)	$719

Six months ended June 30, 2009
Net sales	$1,030	$822	$242	$131	$157	$2	$2,384
Depreciation (1)	$213	$64	$49	$22	$8	$6	$362
Amortization of purchased intangibles		$5					$5
Research, development and engineering expenses (2)	$41	$47	$57	$23	$5	$70	$243
Restructuring, impairment and other charges	$34	$15	$19	$18	$7	$4	$97
Equity in earnings (loss) of affiliated companies	$464	$(4)	$4			$28	$492
Income tax (provision) benefit (3)	$(101)	$(13)	$28	$19	$(8)	$25	$(50)
Net income (loss) (4)	$773	$17	$(53)	$(37)	$17	$(34)	$683

Six months ended June 30, 2008
Net sales	$1,638	$898	$406	$187	$168	$12	$3,309
Depreciation (1)	$182	$58	$48	$15	$8	$6	$317
Amortization of purchased intangibles		$5					$5
Research, development and engineering expenses (2)	$53	$49	$65	$20	$4	$78	$269
Restructuring, impairment and other credits		$(1)					$(1)
Equity in earnings of affiliated companies	$454		$2			$41	$497
Income tax provision	$(125)	$(7)	$(7)		$(6)	$(3)	$(148)
Net income (loss) (4)	$1,364	$34	$41	$0	$26	$(64)	$1,401

(1)	Depreciation expense for Corning’s reportable segments includes an allocation of depreciation of corporate property not specifically identifiable to a segment.
(2)	Research, development, and engineering expense includes direct project spending which is identifiable to a segment.
(3)

Effective January 1, 2009, we began providing U.S. income tax expense (or benefit) on U.S. earnings (losses) due to the change in our conclusion about the realizability of our U.S. deferred tax assets in 2008. As a result of the change in our tax position, we adjusted the allocation of taxes to our operating segments in 2009 to reflect this difference.

(4)

Many of Corning’s administrative and staff functions are performed on a centralized basis. Where practicable, Corning charges these expenses to segments based upon the extent to which each business uses a centralized function. Other staff functions, such as corporate finance, human resources and legal are allocated to segments, primarily as a percentage of sales. In the three and six months ended June 30, 2008, net income of the Display Technologies segment included a $12 million litigation settlement charge.

CORNING INCORPORATED AND SUBSIDIARY COMPANIES

SEGMENT RESULTS

(Unaudited; in millions)

A reconciliation of reportable segment net income to consolidated net income follows (in millions):

	Three months ended June 30,		Six months ended June 30,

	2009	2008	2009	2008
Net income of reportable segments	$563	$756	$717	$1,465
Non-reportable segments	(5)	(37)	(34)	(64)
Unallocated amounts:
Net financing costs (1)	(31)	4	(51)	13
Stock-based compensation expense	(32)	(37)	(67)	(78)
Exploratory research	(11)	(17)	(31)	(35)
Corporate contributions	(6)	(7)	(15)	(18)
Equity in earnings of affiliated companies, net of impairments (2)	59	100	64	182
Asbestos litigation (3)	(5)	(9)	(9)	318
Other corporate items (4)	79	2,458	51	2,457
Net income	$611	$3,211	$625	$4,240

(1)	Net financing costs include interest income, interest expense, and interest costs and investment gains associated with benefit plans.
(2)	Includes the equity earnings of Dow Corning Corporation.
(3)

In the three and six months ended June 30, 2009, Corning recorded charges of $5 million and $9 million, respectively, to adjust the asbestos liability for the change in value of certain components of the Amended PCC Plan and the estimated liability for non-PCC asbestos claims. In the three months ended June 30, 2008, Corning recorded a charge of $9 million to adjust the asbestos liability for the change in value of certain components of the Amended PCC Plan and the estimated liability for non-PCC asbestos claims. In the first quarter of 2008, Corning reduced its liability for asbestos litigation by $327 million as a result of the increase in the likelihood of a settlement under recently proposed terms and a corresponding decrease in the likelihood of a settlement under terms established in 2003.

(4)

In the six months ended June 30, 2009, other corporate items included $68 million ($44 million after-tax) of restructuring charges. In the three months ended June 30, 2008, Corning recorded a $2.4 billion tax benefit from the release of a valuation allowance on U.S. tax benefits due to sustained profitability and positive future earnings projections for the U.S. entities.

CORNING INCORPORATED AND SUBSIDIARY COMPANIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

1.	Asbestos Litigation

On March 28, 2003, Corning announced that it had reached agreement with the representatives of asbestos claimants for the settlement of all current and future asbestos claims against Corning and Pittsburgh Corning Corporation (PCC) which might arise from PCC products or operations (the 2003 Plan). On December 21, 2006, the Bankruptcy Court issued an order denying confirmation of the 2003 Plan. On January 10, 2008, some of the parties in the proceeding advised the Bankruptcy Court that they had made substantial progress on an amended plan of reorganization (the Amended PCC Plan) that resolved issues raised by the Court in denying the confirmation of the 2003 Plan.

As a result of progress in the parties’ continuing negotiations, Corning believes the Amended PCC Plan now represents the most probable outcome of this matter and the probability that the 2003 plan will become effective has diminished. The proposed settlement under the Amended PCC Plan requires Corning to contribute its equity interest in PCC and Pittsburgh Corning Europe, N.V. (PCE) and to contribute a fixed series of cash payments recorded at present value. Corning will have the option to contribute shares rather than cash, but the liability is fixed by dollar value and not number of shares. As a result, the estimated asbestos litigation liability is no longer impacted by movements in the value of Corning common stock. The Amended PCC Plan does not include non-PCC asbestos claims that may be or have been raised against Corning. Corning has recorded an additional amount for such claims in its estimated asbestos litigation liability.

In the second quarter of 2009, we recorded charges of $5 million ($3 million after-tax) to adjust the asbestos litigation liability for the change in value of the components of the Amended PCC Plan.

2.	Weighted Average Shares Outstanding

Weighted average shares outstanding are as follows (in millions):

	Three months ended June 30,		Three months ended March 31, 2009
	2009	2008

Basic	1,550	1,569	1,548
Diluted	1,567	1,600	1,559
Diluted used for non-GAAP measures	1,567	1,600	1,559

CORNING INCORPORATED AND SUBSIDIARY COMPANIES

QUARTERLY SALES INFORMATION

(Unaudited; in millions)

	2009
			Six Months Ended June 30
	Three Months Ended

	March 31	June 30

Display Technologies	$357	$673	$1,030

Telecommunications
Fiber and cable	192	235	427
Hardware and equipment	193	202	395
	385	437	822

Environmental Technologies
Automotive	64	85	149
Diesel	46	47	93
	110	132	242

Specialty Materials	60	71	131

Life Sciences	76	81	157

Other	1	1	2

Total	$989	$1,395	$2,384

	2008
	Q1	Q2	Q3	Q4	Total

Display Technologies	$829	$809	$696	$390	$2,724

Telecommunications
Fiber and cable	214	248	258	200	920
Hardware and equipment	207	229	238	205	879
	421	477	496	405	1,799

Environmental Technologies
Automotive	137	132	112	77	458
Diesel	60	77	65	51	253
	197	209	177	128	711

Specialty Materials	83	104	101	84	372

Life Sciences	81	87	83	75	326

Other	6	6	2	2	16

Total	$1,617	$1,692	$1,555	$1,084	$5,948

The above supplemental information is intended to facilitate analysis of Corning’s businesses.

CORNING INCORPORATED AND SUBSIDIARY COMPANIES

RECONCILIATION OF NON-GAAP FINANCIAL MEASURE TO GAAP FINANCIAL MEASURE

Three Months Ended June 30, 2009

(Unaudited; amounts in millions, except per share amounts)

Corning’s net income and earnings per share (EPS) excluding special items for the second quarter of 2009 are non-GAAP financial measures within the meaning of Regulation G of the Securities and Exchange Commission. Non-GAAP financial measures are not in accordance with, or an alternative to, generally accepted accounting principles (GAAP). The company believes presenting non-GAAP net income and EPS is helpful to analyze financial performance without the impact of unusual items that may obscure trends in the company’s underlying performance. A detailed reconciliation is provided below outlining the differences between these non-GAAP measures and the directly related GAAP measures.

	Per Share	Income Before Income Taxes	Net Income

Earnings per share (EPS) and net income, excluding special items	$0.39	$612	$614

Special items:
Asbestos litigation (a)	-	(5)	(3)

Total EPS and net income	$0.39	$607	$611

(a)	In the second quarter of 2009, Corning recorded a charge of $5 million ($3 million after-tax) to adjust the asbestos liability for change in value of the components of the Amended PCC Plan.

CORNING INCORPORATED AND SUBSIDIARY COMPANIES

RECONCILIATION OF NON-GAAP FINANCIAL MEASURE TO GAAP FINANCIAL MEASURE

Three Months Ended March 31, 2009

(Unaudited; amounts in millions, except per share amounts)

Corning’s net income and earnings per share (EPS) excluding special items for the first quarter of 2009 are non-GAAP financial measures within the meaning of Regulation G of the Securities and Exchange Commission. Non-GAAP financial measures are not in accordance with, or an alternative to, generally accepted accounting principles (GAAP). The company believes presenting non-GAAP net income and EPS is helpful to analyze financial performance without the impact of unusual items that may obscure trends in the company’s underlying performance. A detailed reconciliation is provided below outlining the differences between these non-GAAP measures and the directly related GAAP measures.

	Per Share	Income (Loss) Before Income Taxes	Net Income

Earnings per share (EPS) and net income, excluding special items	$0.10	$146	$150

Special items:
Restructuring charges (a)	(0.07)	(165)	(107)

Asbestos litigation (b)	-	(4)	(2)

Equity in earnings of affiliated companies (c)	(0.02)	(29)	(27)

Total EPS and net income	$0.01	$(52)	$14

(a)

In the first quarter of 2009, Corning recorded a charge of $165 million ($107 million after-tax), which was comprised primarily of severance costs, special termination benefits and outplacement services for a corporate-wide restructuring plan.

(b)	In the first quarter of 2009, Corning recorded a charge of $4 million ($2 million after-tax) to adjust the asbestos liability for change in value of the components of the Amended PCC Plan.

(c)	In the first quarter of 2009, equity in earnings of affiliated companies included a charge of $29 million ($27 million after-tax) for our share of restructuring charges at Dow Corning Corporation.

CORNING INCORPORATED AND SUBSIDIARY COMPANIES

RECONCILIATION OF NON-GAAP FINANCIAL MEASURE TO GAAP FINANCIAL MEASURE

Three Months Ended June 30, 2008

(Unaudited; amounts in millions, except per share amounts)

Corning’s net income and earnings per share (EPS) excluding special items for the second quarter of 2008 are non-GAAP financial measures within the meaning of Regulation G of the Securities and Exchange Commission. Non-GAAP financial measures are not in accordance with, or an alternative to, generally accepted accounting principles (GAAP). The company believes presenting non-GAAP net income and EPS is helpful to analyze financial performance without the impact of unusual items that may obscure trends in the company’s underlying performance. A detailed reconciliation is provided below outlining the differences between these non-GAAP measures and the directly related GAAP measures.

	Per Share	Income Before Income Taxes	Net Income

Earnings per share (EPS) and net income, excluding special items	$0.49	$851	$782

Special items:
Asbestos litigation (a)	-	(9)	(9)

Litigation settlement (b)	(0.01)	(12)	(12)

Valuation allowance release (c)	1.53	-	2,450

Total EPS and net income	$2.01	$830	$3,211

(a)

In the second quarter of 2008, Corning recorded a charge of $9 million to adjust the asbestos liability for the change in value of certain components of the Amended PCC Plan and the estimated liability for non-PCC asbestos claims.

(b)	In the second quarter of 2008, Corning recorded a charge of $12 million to settle litigation associated with our Display Technologies segment.

(c)	In the second quarter of 2008, Corning recorded a valuation allowance release of $2.4 billion to reflect the expected realizability of U.S. deferred tax assets in future years.

CORNING INCORPORATED AND SUBSIDIARY COMPANIES

RECONCILIATION OF NON-GAAP FINANCIAL MEASURE TO GAAP FINANCIAL MEASURE

Three and Six Months Ended June 30, 2009

(Unaudited; amounts in millions)

Corning’s free cash flow financial measure for the three and six months ended June 30, 2009 is a non-GAAP financial measure within the meaning of Regulation G of the Securities and Exchange Commission. Non-GAAP financial measures are not in accordance with, or an alternative to, generally accepted accounting principles (GAAP). The company believes presenting non-GAAP financial measures are helpful to analyze financial performance without the impact of unusual items that may obscure trends in the company’s underlying performance. A detailed reconciliation is provided below outlining the differences between this non-GAAP measure and the directly related GAAP measures.

	Three months ended June 30, 2009	Six months ended June 30, 2009

Cash flows from operating activities	$368	$632

Less: Cash flows from investing activities	(239)	(365)

Plus: Short-term investments – acquisitions	301	405

Less: Short-term investments – liquidations	(274)	(516)

Free cash flow	$156	$156

- 19 -